Exhibit 1

AUDIOCODES LTD.
1 Hayarden Street
Airport City, Lod 70151, Israel

NOTICE OF 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 7, 2015

TO THE SHAREHOLDERS OF AUDIOCODES LTD.:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of AudioCodes Ltd., a company formed under the laws of the State of Israel (the “Company”), will be held on October 7th, 2015 at 2:00 p.m., local time, at the principal executive offices of the Company located at 1 Hayarden Street, Airport City, Lod 7019900, Israel (the telephone number at that address is +972-3-976-4000), for the following purposes:

(1)	To reelect Mr. Doron Nevo as an outside director for an additional term of three years;
(2)	Subject to approval of Proposal One, to approve the grant of options to purchase Ordinary Shares of the Company to Mr. Doron Nevo for his services as an outside director of the Company;
(3)	To reelect Mr. Shabtai Adlersberg as a Class III director for an additional term of three years;
(4)	To reelect Mr. Stanley Stern as a Class III director for an additional term of three years;
(5)	Subject to approval of Proposal Four, to approve the grant of options to purchase Ordinary Shares of the Company to Mr. Stanley Stern for his services as a director of the Company;
(6)	To approve an amendment to compensation package of Ms. Zehava Simon for her services as a director of the Company;
(7)	To ratify the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the independent auditors of the Company for the year ending December 31, 2015, and to authorize the Board of Directors (or the Audit Committee of the Board of Directors, if authorized by the Board) to determine the compensation of the auditors; and
(8)	To review and discuss the audited Consolidated Financial Statements of the Company for the year ended December 31, 2014.

Those Entitled to Vote

Only shareholders who hold Ordinary Shares, nominal value NIS 0.01 per share, of the Company at the close of business on August 31, 2015 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

According to the Companies Law Regulations (Confirmation of Ownership of Shares for Voting in the General Meeting), 2000, if a shareholder holds shares through a TASE Member and the shares are registered in the shareholder registry in the name of such TASE Member, the shareholder may provide to the Company, prior to the Meeting, a certification confirming his ownership of the shares on the Record Date. Such certification may be obtained at the TASE Member’s offices or may be sent to the shareholder by mail (subject to payment of the cost of mailing), at the election of the shareholder; provided that the shareholder’s request shall have been submitted with respect to a specific securities account.

A shareholder may appoint a proxy to vote his/her/its shares on his/her/its behalf, in accordance with the Company's Articles of Association. Shareholders may send standpoint notices to the Company no later than September 27, 2015. The last date for submitting proposals for consideration at the Meeting is September 10, 2015.

Shareholders may sign and return proxy cards to the Company no later than October 6, 2015, at 2:00 p.m. Israel time.

Each shareholder is entitled to vote via the electronic voting system for shareholder meetings of publicly-listed Israeli companies via its MAGNA online platform. Voting via the electronic voting system for shareholder meetings of publicly-listed Israeli companies via its MAGNA online platform must be completed no later than six hours before the time fixed for the Meeting.

Vote Required

The affirmative vote of the holders of a majority of the voting power represented and voting on each of the proposals in person or by proxy is required to approve each of the proposals. In addition, in order to approve the reelection of Mr. Doron Nevo as an outside director in accordance with Proposal No. 1, either the affirmative vote of the Ordinary Shares must include at least a majority of the Ordinary Shares voted by shareholders who are not controlling shareholders and do not have a personal interest in the election of the outside director (excluding a personal interest that is not related to a relationship with the controlling shareholders), or the total number of shares of non-controlling shareholders and non-interested shareholders voted against this proposal must not represent more than two percent of the outstanding Ordinary Shares. For this purpose, you are asked to indicate on the enclosed proxy card whether you are a controlling shareholder or whether you have a personal interest in the adoption of Proposal No. 1. For this purpose, a “controlling shareholder” is any shareholder who has the ability to direct the Company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the Company.

Review of Documents

Shareholders may review the full version of the foregoing items of business and the Proxy Statement, which includes the full version of the proposed resolutions and a proxy card, at the principal executive offices of the Company stated above, from Sundays through Thursdays during regular working hours and upon prior notice (tel no.: +972-3-976-4000) until the Meeting date. A copy of the Proxy Statement will also be available at the following websites: http://www.tase.co.il/tase/ or http://www.magna.isa.gov.il (the “Distribution Sites”).

Each member of The Tel-Aviv Stock Exchange Ltd. shall e-mail, upon request and without charge, a link to the Distribution Sites, to each shareholder who is not listed in the Company’s shareholder register and whose shares are held through the TASE Member, provided that each shareholder’s request shall have been submitted (a) with respect to a specific securities account, and (b) prior to the Record Date.

FOR THE BOARD OF DIRECTORS

Stanley Stern
Chairman of the Board

Lod, Israel
August 17, 2015